Exhibit (h)(38)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Premier Funds, a Massachusetts business trust (the “Trust”), effective as of the 1st day of November, 2018.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Premier Inflation-Protected and Income Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1. Expense Limitation

The Manager agrees to cap the fees and expenses of the Fund (other than extraordinary litigation and legal expenses, Acquired Fund Fees and Expenses, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through January 31, 2020 at the following amounts. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager.

MassMutual Premier Inflation-Protected and Income Fund

Expense Cap
Class I shares	0.48%
Class R5 shares	0.58%
Service Class shares	0.68%
Administrative Class shares	0.78%
Class A shares	1.03%
Class R4 shares	0.93%
Class R3 shares	1.18%

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IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed as of the 1st day of November, 2018.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, Vice President

MASSMUTUAL PREMIER FUNDS on behalf of the Fund

By:	/s/ Renee Hitchcock
Renee Hitchcock, CFO and Treasurer